Exhibit 99.1

TimkenSteel Announces Third-Quarter 2023 Results

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Net sales of $354.2 million with net income of $24.8 million and adjusted EBITDA(1) of $46.8 million
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Operating cash flow of $28.1 million with cash and cash equivalents of $225.4 million at the end of September
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Deployed $17.5 million of cash for capital expenditures and $7.7 million to repurchase common shares

CANTON, Ohio: November 2, 2023 – TimkenSteel (NYSE: TMST), a leader in high-quality specialty steel, manufactured components and supply chain solutions, today reported third-quarter 2023 net sales of $354.2 million and net income of $24.8 million, or $0.51 per diluted share. On an adjusted basis(1), third-quarter 2023 net income was $24.9 million, or $0.52 per diluted share, and adjusted EBITDA was $46.8 million.

This compares with sequential second-quarter 2023 net sales of $356.6 million and net income of $28.9 million, or $0.62 per diluted share. On an adjusted basis(1), second-quarter 2023 net income was $27.6 million, or $0.60 per diluted share, and adjusted EBITDA was $50.5 million.

In the same quarter last year, net sales were $316.8 million with net loss of $13.3 million, or a loss of $0.29 per diluted share. On an adjusted basis(1), third-quarter 2022 net loss was $4.1 million, or a loss of $0.09 per diluted share, and adjusted EBITDA was $10.8 million.

“In the third quarter, our unwavering commitment to safety and our focus on strengthening our culture and fostering teamwork across our commercial, supply chain and manufacturing organizations resulted in solid profitability while meeting the needs of our customers,” stated Mike Williams, president and chief executive officer.

“The enhanced collaboration we’ve seen, both with United Steelworkers and our teams, is fueling our pursuit of manufacturing excellence and a deep-rooted culture of safety. We have made significant progress in our capital allocation strategy, continuing our share repurchases and reinvesting in our business. Despite recent market dynamics such as the automotive work stoppages, we remain confident in our ability to navigate market challenges while delivering sustainable profitability and positive operating cash flow throughout the cycles," said Williams.

THIRD-QUARTER 2023 FINANCIAL SUMMARY

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Net sales of $354.2 million decreased one percent compared with $356.6 million in the second quarter 2023. The decrease in net sales was primarily driven by a market decline in average raw material surcharge revenue per ton as a result of lower scrap and alloy prices as well as lower shipments, partially offset by higher base sales(1) prices. Compared with the prior-year third quarter, the increase in net sales was driven primarily by higher base sales(1) prices and shipments, partially offset by a market decrease in surcharge revenue per ton.
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Ship tons of 175,800 decreased 1,700 tons sequentially, or one percent, driven by lower energy shipments, partially offset by higher industrial shipments. Compared with the prior-year third quarter, ship tons increased 11 percent as a result of higher shipments in industrial and mobile.
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Manufacturing costs increased by $6.1 million on a sequential basis as a result of planned annual shutdown maintenance completed in the third quarter. Melt utilization was 76 percent in the third quarter compared with 75 percent in the second quarter. Compared with the prior-year third quarter, manufacturing costs decreased $11.5 million, primarily driven by improved cost absorption given the 76 percent third-quarter melt utilization rate compared with 40 percent in the same quarter last year when the melt shop experienced unplanned downtime.

(1)
Please see discussion of non-GAAP financial measures in this news release.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of September 30, 2023, the company’s cash and cash equivalents balance was $225.4 million. In the third quarter, operating cash flow was $28.1 million, primarily driven by profitability. Additionally, the company invested $17.5 million in capital expenditures. Total liquidity(2) was $519.1 million as of September 30, 2023.

In the third quarter, the company repurchased approximately 352,900 common shares in the open market at an aggregate cost of $7.7 million. As of September 30, 2023, the company had $44.5 million remaining on its existing share repurchase program.

2023 OUTLOOK

Given the elements outlined in the outlook below, the company expects adjusted EBITDA to decline sequentially in the fourth quarter of 2023.

Commercial:

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Fourth quarter shipments are expected to be sequentially lower as a result of normal seasonality and potential volatility from the automotive work stoppages and restarts.
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Lead times for bar products currently extend to mid-December 2023 and tube product lead times extend into February 2024.
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Base price per ton is anticipated to remain strong in the fourth quarter.
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Surcharge revenue per ton is expected to be sequentially lower in the fourth quarter.

Operations:

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Planned annual shutdown maintenance was completed at the melt shop in October at a cost of approximately $7 million.
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Given the recently completed planned annual shutdown maintenance, the company expects a sequential decrease in the average melt utilization rate in the fourth quarter.

Cash and other matters:

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Operating cash flow is expected to be positive in the fourth quarter, primarily driven by anticipated profitability and working capital discipline.
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Planned capital expenditures are expected to be approximately $50 million in 2023, consistent with previous guidance.

(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Friday, November 3, 2023 at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,800 people and had sales of $1.3 billion in 2022. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; the potential impact of pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, and environmental issues and taxes, among other matters; cyber-related risks, including information technology system failures, interruptions and security breaches; with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the overall impact of pension and other postretirement benefit mark-to-market accounting; the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; the consistency of melt production to meet forecasted demand levels following unplanned downtime in the second half of 2022; additional amounts, if any, that the company is able to obtain from its business interruption insurance in connection with the unplanned downtime; availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; and the impacts from any repurchases of our common shares, including the timing and amount of any repurchases. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)	2023	2022	2023	2022
Net sales	$354.2	$316.8	$1,034.3	$1,084.5
Cost of products sold	303.2	311.2	889.2	937.5
Gross Profit	51.0	5.6	145.1	147.0
Selling, general & administrative expenses (SG&A)	20.5	16.2	61.9	56.4
Restructuring charges	—	—	—	0.8
Loss (gain) on sale or disposal of assets, net	(0.3)	1.9	(2.8)	2.5
Loss on extinguishment of debt	—	0.1	11.4	43.1
Other (income) expense, net	(2.0)	0.2	(13.1)	(58.8)
Earnings (Loss) Before Interest and Taxes (EBIT)(1)	32.8	(12.8)	87.7	103.0
Interest (income) expense, net	(1.8)	(0.2)	(5.0)	1.6
Income (Loss) Before Income Taxes	34.6	(12.6)	92.7	101.4
Provision (benefit) for income taxes	9.8	0.7	24.6	3.1
Net Income (Loss)	$24.8	$(13.3)	$68.1	$98.3

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.56	$(0.29)	$1.55	$2.12
Diluted earnings (loss) per share(2, 3)	$0.51	$(0.29)	$1.43	$1.91

Weighted average shares outstanding - basic	44.1	46.0	44.0	46.3
Weighted average shares outstanding - diluted(2, 3)	47.9	46.0	48.0	52.3

(1) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) For the three and nine months ended September 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares and 2.0 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (2.1 million shares and 2.0 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million and $0.8 million for the three and nine months ended September 30, 2023, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

(3) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards, were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2022, because the effect of their inclusion would have been anti-dilutive. For the nine months ended September 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (3.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the nine months ended September 30, 2022, net income was adjusted to add back $1.5 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$225.4	$257.2
Accounts receivable, net of allowances	135.8	79.4
Inventories, net	255.4	192.4
Deferred charges and prepaid expenses	11.5	6.4
Other current assets	2.4	21.2
Total Current Assets	630.5	556.6

Property, plant and equipment, net	487.6	486.1
Operating lease right-of-use assets	11.2	12.5
Pension assets	19.3	19.4
Intangible assets, net	3.0	5.0
Other non-current assets	2.2	2.4
Total Assets	$1,153.8	$1,082.0

LIABILITIES
Accounts payable	$148.5	$113.2
Salaries, wages and benefits	20.6	21.2
Accrued pension and postretirement costs	2.0	2.0
Current operating lease liabilities	5.4	6.0
Current convertible notes, net	13.1	20.4
Other current liabilities	17.4	23.9
Total Current Liabilities	207.0	186.7

Credit agreement	—	—
Non-current operating lease liabilities	5.9	6.5
Accrued pension and postretirement costs	170.4	162.9
Deferred income taxes	26.6	25.9
Other non-current liabilities	13.6	13.5
Total Liabilities	423.5	395.5
SHAREHOLDERS' EQUITY
Additional paid-in capital	842.2	847.0
Retained deficit	(55.0)	(123.1)
Treasury shares	(68.6)	(52.1)
Accumulated other comprehensive income (loss)	11.7	14.7
Total Shareholders' Equity	730.3	686.5
Total Liabilities and Shareholders' Equity	$1,153.8	$1,082.0

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$24.8	$(13.3)	$68.1	$98.3
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.0	14.4	42.8	43.7
Amortization of deferred financing fees	0.1	0.2	0.4	0.6
Loss on extinguishment of debt	—	0.1	11.4	43.1
Loss (gain) on sale or disposal of assets, net	(0.3)	1.9	(2.8)	2.5
Deferred income taxes	—	(0.3)	0.7	(0.5)
Stock-based compensation expense	3.0	2.2	8.5	6.5
Pension and postretirement expense (benefit), net	0.6	5.1	6.4	(44.7)
Changes in operating assets and liabilities:
Accounts receivable, net	(2.6)	59.9	(56.1)	0.5
Inventories, net	10.3	56.2	(62.7)	5.4
Accounts payable	(14.9)	(66.9)	34.1	(19.9)
Other accrued expenses	3.3	(2.0)	(9.7)	(12.5)
Pension and postretirement contributions and payments	(0.5)	(0.9)	(2.4)	(4.9)
Deferred charges and prepaid expenses	(8.2)	(3.6)	(5.0)	(3.1)
Other, net	(1.5)	(6.2)	17.5	(4.2)
Net Cash Provided (Used) by Operating Activities	28.1	46.8	51.2	110.8
Investing Activities
Capital expenditures	(17.5)	(5.7)	(36.2)	(15.7)
Proceeds from disposals of property, plant and equipment	—	2.9	1.7	3.0
Net Cash Provided (Used) by Investing Activities	(17.5)	(2.8)	(34.5)	(12.7)
Financing Activities
Purchase of treasury shares	(7.7)	(19.7)	(28.5)	(32.4)
Proceeds from exercise of stock options	0.6	0.1	2.4	7.9
Shares surrendered for employee taxes on stock compensation	—	—	(3.4)	(1.7)
Repayments on convertible notes	—	—	(18.7)	(67.6)
Debt issuance costs	—	(0.7)	—	(0.7)
Net Cash Provided (Used) by Financing Activities	(7.1)	(20.3)	(48.2)	(94.5)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	3.5	23.7	(31.5)	3.6
Cash, cash equivalents, and restricted cash at beginning of period	222.8	239.5	257.8	259.6
Cash, Cash Equivalents, and Restricted Cash at End of Period	$226.3	$263.2	$226.3	$263.2

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$225.4	$262.5	$225.4	$262.5
Restricted cash reported in other current assets	0.9	0.7	0.9	0.7
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$226.3	$263.2	$226.3	$263.2

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2023	2022	2023	2022
Net Cash Provided (Used) by Operating Activities	$28.1	$46.8	$51.2	$110.8
Less: Capital expenditures	(17.5)	(5.7)	(36.2)	(15.7)
Free Cash Flow(1)	$10.6	$41.1	$15.0	$95.1

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended September 30, 2023, September 30, 2022, and June 30, 2023:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022		Three Months Ended June 30, 2023
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(7)	Net income (loss)	Diluted earnings (loss) per share(8)
As reported	$24.8	$0.51	$(13.3)	$(0.29)	$28.9	$0.62
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	(0.3)	(0.01)	1.9	0.04	(2.6)	(0.06)
Loss on extinguishment of debt	—	—	0.1	0.01	—	—
Loss (gain) from remeasurement of benefit plans, net	(1.0)	(0.02)	4.8	0.10	0.5	0.01
Business transformation costs(3)	0.3	0.01	0.8	0.02	0.3	0.01
IT transformation costs(4)	1.0	0.03	1.6	0.03	1.3	0.03
Insurance recoveries(5)	—	—	—	—	(1.5)	(0.03)
Accelerated depreciation and amortization	0.1	0.00	—	—	0.3	0.01
Tax effect on above adjustments(6)	—	—	NA	NA	0.4	0.01
As adjusted	$24.9	$0.52	$(4.1)	$(0.09)	$27.6	$0.60

(1) For the three months ended September 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2023 was 47.9 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with strategic initiatives and organizational changes.

(4) For the three months ended September 30, 2023, September 30, 2022, and June 30, 2023, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(5) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. TimkenSteel recognized an insurance recovery of $11.3 million related to the unplanned downtime in the first half of 2023, of which $9.8 million was recorded during the first quarter and $1.5 million was recorded in the second quarter.

(6) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(7) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards, were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2022, because the effect of their inclusion would have been anti-dilutive.

(8) For the three months ended June 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.8 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2023 was 47.3 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the nine months ended September 30, 2023 and September 30, 2022:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(7)
As reported	$68.1	$1.43	$98.3	$1.91
Adjustments:(2)
Restructuring charges	—	—	0.8	0.02
Loss (gain) on sale or disposal of assets, net	(2.8)	(0.06)	2.5	0.05
Loss on extinguishment of debt	11.4	0.24	43.1	0.82
Loss (gain) from remeasurement of benefit plans, net	1.7	0.04	(37.2)	(0.71)
Business transformation costs(3)	0.7	0.02	1.5	0.03
IT transformation costs(4)	3.1	0.07	2.9	0.05
Insurance recoveries(5)	(11.3)	(0.24)	—	—
Accelerated depreciation and amortization	0.7	0.01	—	—
Tax effect on above adjustments(6)	1.7	0.04	NA	NA
As adjusted	$73.3	$1.55	$111.9	$2.17

(1) For the nine months ended September 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (2.0 million shares) and common share equivalents for shares issuable for equity-based awards (2.0 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the nine months ended September 30, 2023 was 48.0 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with organizational changes.

(4) For the nine months ended September 30, 2023 and September 30, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(5) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. TimkenSteel recognized an insurance recovery of $11.3 million related to the unplanned downtime in the first half of 2023, of which $9.8 million was recorded during the first quarter and $1.5 million was recorded in the second quarter.

(6) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(7) For the nine months ended September 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (3.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the nine months ended September 30, 2022 was 52.3 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $1.5 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(2), Adjusted EBIT(4), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(5) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2023	2022	2023	2022	2023
Net Income (loss)	$24.8	$(13.3)	$68.1	$98.3	$28.9
Net Income Margin (1)	7.0%	(4.2%)	6.6%	9.1%	8.1%

Provision (benefit) for income taxes	9.8	0.7	24.6	3.1	11.0
Interest (income) expense, net	(1.8)	(0.2)	(5.0)	1.6	(1.7)
Earnings Before Interest and Taxes (EBIT) (2)	$32.8	$(12.8)	$87.7	$103.0	$38.2
EBIT Margin (2)	9.3%	(4.0%)	8.5%	9.5%	10.7%

Depreciation and amortization	14.0	14.4	42.8	43.7	14.3
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$46.8	$1.6	$130.5	$146.7	$52.5
EBITDA Margin (3)	13.2%	0.5%	12.6%	13.5%	14.7%
Adjustments:
Restructuring charges	—	—	—	(0.8)	—
Accelerated depreciation and amortization (EBIT only)	(0.1)	—	(0.7)	—	(0.3)
Gain (loss) from remeasurement of benefit plans, net	1.0	(4.8)	(1.7)	37.2	(0.5)
Loss on extinguishment of debt	—	(0.1)	(11.4)	(43.1)	—
Business transformation costs (6)	(0.3)	(0.8)	(0.7)	(1.5)	(0.3)
IT transformation costs (7)	(1.0)	(1.6)	(3.1)	(2.9)	(1.3)
Gain (loss) on sale or disposal of assets, net	0.3	(1.9)	2.8	(2.5)	2.6
Insurance recoveries (8)	—	—	11.3	—	1.5
Adjusted EBIT (4)	$32.9	$(3.6)	$91.2	$116.6	$36.5
Adjusted EBIT Margin (4)	9.3%	(1.1%)	8.8%	10.8%	10.2%
Adjusted EBITDA (5)	$46.8	$10.8	$133.3	$160.3	$50.5
Adjusted EBITDA Margin (5)	13.2%	3.4%	12.9%	14.8%	14.2%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(4) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(5) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(6) Business transformation costs consist of items that are non-routine in nature. These costs were primarily related to professional service fees associated with strategic initiatives and organizational changes.

(7) IT transformation costs are primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(8) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. TimkenSteel recognized an insurance recovery of $11.3 million related to the unplanned downtime in the first half of 2023, of which $9.8 million was recorded during the first quarter and $1.5 million was recorded in the second quarter.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present net sales by end-market sector, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market sector, both on a gross basis and on a per ton basis, adjusted to exclude raw material and natural gas surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market sector, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-market sectors.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and natural gas surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

End-Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended September 30, 2023
	Industrial	Mobile	Energy	Other	Total
Tons	82.4	79.1	14.3	—	175.8

Net Sales	$173.7	$140.1	$35.6	$4.8	$354.2
Less: Surcharges	43.4	34.1	9.1	—	86.6
Base Sales	$130.3	$106.0	$26.5	$4.8	$267.6

Net Sales / Ton	$2,108	$1,771	$2,490	$—	$2,015
Surcharges / Ton	$527	$431	$636	$—	$493
Base Sales / Ton	$1,581	$1,340	$1,854	$—	$1,522

	Three Months Ended September 30, 2022
	Industrial	Mobile	Energy	Other	Total
Tons	71.3	71.2	16.0	—	158.5

Net Sales	$146.0	$130.0	$36.0	$4.8	$316.8
Less: Surcharges	45.8	42.9	11.3	—	100.0
Base Sales	$100.2	$87.1	$24.7	$4.8	$216.8

Net Sales / Ton	$2,048	$1,826	$2,250	$—	$1,999
Surcharges / Ton	$643	$603	$706	$—	$631
Base Sales / Ton	$1,405	$1,223	$1,544	$—	$1,368

	Three Months Ended June 30, 2023
	Industrial	Mobile	Energy	Other	Total
Tons	78.4	79.5	19.6	—	177.5

Net Sales	$168.8	$136.9	$45.9	$5.0	$356.6
Less: Surcharges	51.0	37.6	15.5	—	104.1
Base Sales	$117.8	$99.3	$30.4	$5.0	$252.5

Net Sales / Ton	$2,153	$1,722	$2,342	$—	$2,009
Surcharges / Ton	$651	$472	$792	$—	$586
Base Sales / Ton	$1,502	$1,250	$1,550	$—	$1,423

(Dollars in millions, tons in thousands)
	Nine Months Ended September 30, 2023
	Industrial	Mobile	Energy	Other	Total
Tons	233.0	239.0	54.2	—	526.2

Net Sales	$486.2	$404.9	$127.7	$15.6	$1,034.4
Less: Surcharges	132.4	103.4	37.7	—	273.5
Base Sales	$353.8	$301.5	$90.0	$15.6	$760.9

Net Sales / Ton	$2,087	$1,694	$2,356	$—	$1,966
Surcharges /Ton	$568	$433	$696	$—	$520
Base Sales / Ton	$1,519	$1,261	$1,660	$—	$1,446

	Nine Months Ended September 30, 2022
	Industrial	Mobile	Energy	Other	Total
Tons	268.3	245.5	50.0	—	563.8

Net Sales	$529.2	$427.0	$107.3	$21.0	$1,084.5
Less: Surcharges	180.7	143.8	36.3	—	360.8
Base Sales	$348.5	$283.2	$71.0	$21.0	$723.7

Net Sales / Ton	$1,972	$1,739	$2,146	$—	$1,924
Surcharges / Ton	$673	$585	$726	$—	$640
Base Sales / Ton	$1,299	$1,154	$1,420	$—	$1,284

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	September 30, 2023	June 30, 2023	December 31, 2022
Cash and cash equivalents	$225.4	$221.9	$257.2

Credit Agreement:
Maximum availability	$400.0	$400.0	$400.0
Suppressed availability(2)	(100.9)	(86.7)	(161.2)
Availability	299.1	313.3	238.8
Credit facility amount borrowed	—	—	—
Letter of credit obligations	(5.4)	(5.3)	(5.3)
Availability not borrowed	$293.7	$308.0	$233.5

Total liquidity(1)	$519.1	$529.9	$490.7

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of September 30, 2023, June 30, 2023, and December 31, 2022, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2022 3Q vs. 2023 3Q	2023 2Q vs. 2023 3Q
Beginning Adjusted EBITDA(1)	$10.8	$50.5
Volume	8.3	0.7
Price/Mix	21.0	11.6
Raw Material Spread	7.0	(10.1)
Manufacturing	11.5	(6.1)
Inventory Reserve	0.4	0.9
SG&A	(5.3)	(0.3)
Other	(6.9)	(0.4)
Ending Adjusted EBITDA(1)	$46.8	$46.8

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).